TBS International Limited Announces the Acquisition of Two Handysize Bulk Carriers Expanding its Fleet to 39 Vessels

HAMILTON, BERMUDA – October 31, 2007 - TBS International Limited (NASDAQ: TBSI) announced today that it has entered into agreements to acquire two handysize bulk carriers, the M.V. Ypermachos and the M.V. Diasozousa. TBS has agreed to acquire these vessels charter free for $26.0 million each and they are expected to be delivered to the Company between mid-January and mid-March 2008.

Both the M.V. Ypermachos and the M.V. Diasozousa are 1984 built handysize bulk carriers of 28,166 dwt and 28,074 dwt respectively.

Following these acquisitions TBS' fleet will comprise 39 vessels in total, with an aggregate of 1,158,820 dwt, including 20 multipurpose tweendeckers and a combination of 19 handysize and handymax bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “We are very pleased to announce these two vessel acquisitions, expanding our fleet to 39 vessels in a period of strong shipping rates. Between now and mid-March 2008, based on the acquisitions we have already announced, we expect to take delivery of five bulk carriers in total, thereby adding an aggregate of 126,329 dwt to our operational fleet. This will significantly enhance our ability to accommodate our expanding customer base and the increased volumes of cargo we transport.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com